Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                            Year Ended 30 September
                                                     -------------------------------------------------------------------
                                                       1997          1998          1999            2000           2001
                                                     --------      --------      --------        --------     ----------
                                                                             (Millions of dollars)
Earnings:
Income before extraordinary item and
 the cumulative effect of accounting
 changes:                                              $429.3       $ 546.8        $450.5        $124.2         $512.9


Add (deduct):
 Provision for income taxes                             203.4         280.9         209.5          (7.5)        224.8

 Fixed charges, excluding capitalized
  interest                                              233.0         202.8         194.4         232.6         217.4

 Capitalized interest amortized during
  the period                                              8.3           7.4           6.1           6.6           7.1

 Undistributed earnings of less-than-
  fifty-percent-owned affiliates                        (31.1)        (25.3)        (44.5)        (32.1)        (34.3)
                                                       ------      --------        ------        ------        ------
  Earnings, as adjusted                                $842.9      $1,012.6        $816.0        $323.8        $927.9
                                                       ======      ========        ======        ======        ======

Fixed Charges:

Interest on indebtedness, including
 capital lease obligations                             $217.8        $186.7        $175.4        $210.3        $201.6

Capitalized interest                                     20.9          18.4          24.7          19.7           8.8

Amortization of debt discount premium
 and expense                                              1.8           1.9           1.3           3.1          (3.6)

Portion of rents under operating leases
 representative of the interest factor                   13.4          14.2          17.7          19.3          19.3
                                                       ------        ------        ------        ------        ------
   Fixed charges                                       $253.9        $221.2        $219.1        $252.4        $226.1
                                                       ======        ======        ======        ======        ======

Ratio of Earnings to Fixed Charges:                       3.3           4.6           3.7           1.3           4.1
                                                       ======        ======        ======        ======        ======

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